Exhibit 10.4

GENESIS GROUP HOLDINGS, INC.
DIRECTOR COMPENSATION POLICY

Following are the terms of the compensation policy for members of the board of directors (the “Board”) of Genesis Group Holdings, Inc. (the “Company”) who are not employed by the Company or any of its subsidiaries (each, a “Non-Employee Director”).  This policy is effective as of January 1, 2013 (the “Effective Date”).

●	Cash Compensation.

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Annual Retainers.  A Non-Employee Director who serves as Chairman of the Board will receive an annual cash retainer of $35,000.  In addition, a Non-Employee Director who serves as a member of the Audit Committee will receive an annual cash retainer of $20,000, a Non-Employee Director who serves as a member of the Compensation Committee will receive an annual cash retainer of $10,000, and a Non-Employee Director who serves as a member of the Corporate Governance Committee will receive an annual cash retainer of $10,000.

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Meeting Fees.  In addition to the annual cash retainers described above, each Non-Employee Director will receive a fee of $1,500 for each meeting of the Board or a Board committee that the director attends in person, provided that if a director attends meetings of the Board and a Board committee that are held on the same day, the director will receive only one meeting fee for that day.

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Payment of Fees.  The annual retainers reflected above are expressed as annualized amounts.  These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a Non-Employee Director serves in such position for only a portion of the quarter.  Meeting fees for attendance at one or more meetings that occur in a particular quarter will be paid at the end of that quarter.

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Equity Compensation.  Each Non-Employee Director serving on the Board immediately following an annual meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date will receive an award of a number of restricted stock units determined by dividing $30,000 by the per-share closing price (in regular trading) of the Company’s common stock on the date of such Annual Meeting (rounded to the nearest whole unit).  In addition, each new Non-Employee Director appointed to the Board (other than in connection with an Annual Meeting) will automatically be granted, upon the date of his or her appointment, an award of a number of restricted stock units determined by multiplying (a) the quotient obtained by dividing $30,000 by the per-share closing price (in regular trading) of the Company’s common stock on the date of grant, by (b) a fraction (not greater than one), the numerator of which will be the number of days remaining in the 365-day period following the most recent Annual Meeting, and the denominator of which shall be 365 (rounded to the nearest whole unit); provided, however, that a new Non-Employee Director will not be eligible to receive an award pursuant to this sentence if he or she was an employee of the Company or any of its subsidiaries at any time during the six-month period preceding his or her appointment to the Board; and provided, further, that in the case of a Non-Employee Director appointed to the Board after the Effective Date and prior to the first Annual Meeting that occurs after the Effective Date, the Board shall determine in its sole discretion the type and amount of the equity award (if any) to be granted to such director in connection with his or her appointment and the terms of any such grant.  Unless otherwise provided by the Board, each equity award granted to a Non-Employee Director will vest in quarterly installments through the date of the next Annual Meeting (or, if earlier, the first anniversary of the grant date).  Each of the foregoing equity awards will be made under and subject to the terms and conditions of the Company’s 2012 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant and an award agreement thereunder in the form approved by the Board.

Non-Employee Directors will also be entitled to reimbursement by the Company for their reasonable travel expenses incident to meetings of the Board or committees thereof in accordance with the Company’s expense reimbursement policies.

The Board may prospectively modify this policy from time to time.